EXHIBIT 16.1

August 23, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Empire Petroleum Corporation included under Item 4.01(a) of its Form 8-K dated August 18, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm therein.

Sincerely,

/s/ Moss Adams LLP